Exhibit 107

Calculation of Filing Fee Tables
Form S-8
MACROGENICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	4,850,000(2)	$4.71(3)	$22,843,500.00	0.0001102	$2,517.35
Total Offering Amounts					$22,843,500.00		$2,517.35
Total Fee Offsets							–
Net Fee Due							$2,517.35

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the MacroGenics, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)    Subject to adjustment for certain changes in the Registrant’s capitalization, the aggregate number of shares of Common Stock that may be issued under the 2023 Plan will not exceed (A) 4,850,000, which number is the sum of (i) 2,140,009 new shares and (ii) up to 2,709,991 shares, which is the number of shares remaining available for the grant of new awards under the MacroGenics, Inc. 2013 Equity Incentive Plan, as it has been amended (or amended and restated) from time to time as applicable (the “Prior Plan”) as of May 31, 2023 (the “Effective Date”) plus (B) the number of Returning Shares (as defined below), if any, as such shares become available from time to time. The term “Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plan and that following the Effective Date: (A) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation. No further grants will be made under the Prior Plan.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $4.71, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 31, 2023.
(4)    The Registrant does not have any fee offsets.